Exhibit 15.2

The Partners

Prologis, L.P.:

Re: Registration Statement No. 333-216491 on Form S-3; and Registration Statement No. 333-100214 on Form S-8.

With respect to the subject registration statements, we acknowledge our awareness of the use therein of our report dated July 23, 2018, except for the subsequent events described in Note 12 to the consolidated interim financial information, as to which the date is August 24, 2018, related to our review of interim financial information.

Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such report is not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.

/s/ KPMG LLP

Denver, Colorado

August 24, 2018